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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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/ /	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
RURAL CELLULAR CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3905 Dakota Street S.W.
Alexandria, Minnesota 56308

April 9, 2001

Dear Shareholder:

    On behalf of the Board of Directors and management of Rural Cellular Corporation, it is my pleasure to invite you to the annual meeting of shareholders.

    The annual meeting will be held on Thursday, May 17, 2001, at the Holiday Inn of Alexandria, 5637 Hwy 29 South, Alexandria, Minnesota, at 10:00 a.m., Minnesota time. At the meeting, we will vote on the matters described in the attached proxy statement and notice of annual meeting of shareholders.

    I urge you to read the enclosed Notice of Annual Meeting and Proxy Statement so that you may be informed about the business to come before the meeting. It is also important that you complete and sign the enclosed proxy. RCC is your company, and I strongly urge you to exercise your right to vote. Included with the Proxy Statement is the Company's Annual Report for fiscal year 2000.

    Please mark, sign and return your proxy(ies) promptly in the enclosed envelope, which requires no postage if mailed in the United States. You may also cast your vote electronically via the Internet by following the detailed instructions enclosed. Please return your proxy or cast your vote electronically even if you plan to attend the meeting.

    On behalf of the Board of Directors and management, I thank you for your participation by voting and for your continued support of and interest in Rural Cellular Corporation.

    We hope that you will be able to attend the meeting and look forward to seeing you there.

Sincerely,

Richard P. Ekstrand President and Chief Executive Officer

RURAL CELLULAR CORPORATION
3905 Dakota Street S.W.
Alexandria, Minnesota 56308

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 17, 2001

    Please take notice that the annual meeting of the shareholders of Rural Cellular Corporation, a Minnesota corporation, will be held at the Holiday Inn of Alexandria, 5637 Hwy 29 South, Alexandria, Minnesota, at 10:00 a.m., Minnesota time. At the meeting, holders of the Company's common stock will consider and vote upon the following matters:

  •
  the election of three Class I directors, each for a three-year term expiring in 2004;

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  the approval of the Rural Cellular Corporation Management Incentive Plan; and

  •
  the ratification of the appointment of Arthur Andersen, LLP as the Company's independent auditors for fiscal 2001.

    In addition, the Class M preferred shareholders, voting separately as a group, will elect two directors, each for a term expiring in 2002.

    The Board of Directors of the Company has fixed the close of business on March 20, 2001, as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting. The transfer books of the Company will not be closed.

    You are urged to complete, date, sign, and return the accompanying proxy card in the enclosed, self-addressed envelope or to vote electronically via the Internet as described on the proxy card. In addition, please attend the annual meeting if you can do so.

BY ORDER OF THE BOARD OF DIRECTORS

Ann K. Newhall Secretary

Dated: April 9, 2001

RURAL CELLULAR CORPORATION
3905 Dakota Street S.W.
Alexandria, Minnesota 56308

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
May 17, 2001

SOLICITATION AND REVOCATION OF PROXIES

    The accompanying proxy is solicited by the Board of Directors of Rural Cellular Corporation in connection with the annual meeting of its shareholders, which will be held on May 17, 2001, and any adjournments thereof.

How To Vote

  •
  By signing and returning the enclosed proxy card or voting electronically via the Internet, you will be giving your proxy to our Board of Directors and authorizing them to vote your shares.

How Your Proxy Will be Voted

  •
  Your shares will be voted in accordance with your instructions. If you do not give any voting instructions, your proxy, subject to the following, will be voted FOR the election of the directors nominated by the Board, FOR approval of the Management Incentive Plan, and FOR ratification of the appointment of Arthur Andersen, LLP as the Company's independent auditors for fiscal 2001.

How to Revoke Your Proxy

  •
  You have the power to revoke your grant of proxy at any time prior to the convening of the annual meeting. Revocation must be in writing, signed in exactly the same manner as the proxy, and dated. Revocations of proxy will be honored if received at our offices, addressed to Ann K. Newhall, Secretary, on or before May 16, 2001. In addition, on the day of the meeting, prior to the convening thereof, revocations may be delivered to the tellers, who will be present at the meeting. Revocation may also be effected by delivery of an executed, later dated proxy prior to the convening of the annual meeting. Unless revoked, all properly executed or electronically submitted proxies received in time will be voted.

Abstentions

  •
  If you abstain from voting as to any matter, then your shares will be deemed present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. Abstentions, therefore, as to any proposal will have the same effect as votes against such proposal.

Broker Non-Votes

  •
  If a broker turns in a "non-vote" proxy, indicating a lack of voting instruction by the beneficial holder of the shares and lack of discretionary authority on the part of the broker to vote on a particular matter, then the shares covered by such non-vote proxy shall be deemed present at the meeting for purposes of determining a quorum but shall not be deemed to be represented at the meeting for purposes of calculating the vote required for approval of such matter.

Costs of Solicitation

  •
  We will pay for costs of soliciting proxies, including the costs of preparing and mailing the notice of annual meeting of shareholders and this proxy statement. Solicitation will be primarily by mailing this proxy statement to all shareholders entitled to vote at the meeting. Proxies may be solicited by our officers or other employees, who will receive no special compensation for their services. We may reimburse brokers, banks, and others holding shares in their names for others for the costs of forwarding proxy material to, and obtaining proxies from, beneficial owners.

    Copies of this proxy statement and proxies will first be mailed to shareholders on or about April 9, 2001.

VOTING RIGHTS

    Only shareholders of record at the close of business on March 20, 2001 are entitled to notice of and to vote at the annual meeting or any adjournment thereof. As of that date, there were issued and outstanding 11,071,292 shares of Class A Common Stock and 781,705 shares of Class B Common Stock. Each holder of record of Class A Common Stock is entitled to one vote for each share registered in his or her name as of the record date, and each holder of record of Class B Common Stock is entitled to ten votes for each share registered in his or her name as of the record date. In addition, the holders of the Class M preferred stock are permitted to vote with the holders of the common stock on an as-converted basis. As of March 20, 2001, these holders are entitled to a total of 2,075,471 votes at the annual meeting. No shareholder will have appraisal rights or similar dissenter's rights as a result of any matters expected to be voted on at the meeting. The presence in person or by proxy of holders of a majority of the voting power represented by the outstanding shares of the Class A and Class B Common Stock, in the aggregate, entitled to vote at the annual meeting will constitute a quorum for the transaction of business.

BOARD RECOMMENDATIONS

    Our Board of Directors recommends that you vote FOR the election of directors nominated by the Board, FOR approval of the Management Incentive Plan, and FOR ratification of the appointment of Arthur Andersen, LLP as the Company's independent auditors for fiscal 2001.

    Directors are elected by plurality of the votes cast, in person or by proxy, at the annual meeting, which means that the three nominees for Class I directors receiving the highest number of votes will be elected. Because there are only three Class I nominees, each will be elected if he receives any number of votes. If you do not wish to have your shares voted for a particular nominee, you may withhold authority as indicated on the proxy card. For all other matters, approval requires the affirmative vote by holders of at least a majority of the voting power of the shares voting on such matter.

OWNERSHIP OF VOTING SECURITIES

    The following table sets forth information provided to us by the holders, or contained in our stock ownership records, regarding beneficial ownership of our common stock as of March 20, 2001 (except as otherwise noted) by:

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  each person known by us to be the beneficial owner of more than 5% of any class of our outstanding common stock;

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  each Named Executive Officer (as defined in the rules of the Securities and Exchange Commission);

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  each director and nominee as a director; and

  •
  all directors and executive officers as a group.

Unless otherwise indicated, each person has sole voting and investment power with respect to the shares listed. A "currently exercisable" option is an option exercisable as of, or becoming exercisable within 60 days following, the record date.

	Class A		Class B
					Percentage of combined voting power
Name and address of beneficial owner	Number of shares	Percentage of class	Number of shares	Percentage of class
J.& W. Seligman & Co., Incorporated(1) 100 Park Avenue, Eighth Floor New York, NY 10017	1,349,306	12.2%	—	—	7.1%
Madison Dearborn Partners, LLC(2) Three First Plaza, Suite 330 Chicago, IL 60602	1,042,985	8.6	—	—	5.2
Franklin Resources, Inc.(3) 777 Mariners Island Boulevard San Mateo, CA 94404	861,200	7.8	—	—	4.6
Baron Capital Group, Inc.(4) 767 Fifth Avenue, 24th Floor New York, NY 10153	769,500	6.9	—	—	4.1
Boston Ventures Limited Partnership V(5) One Federal Street, 23rd Floor Boston, MA 02110-2003	697,073	5.9	—	—	3.5
Telephone & Data Systems, Inc.(6) 30 North LaSalle Street Chicago, IL 60602	586,799	5.3	132,597	14.9%	9.6
Consolidated Telephone Company 1102 Madison Street Brainerd, MN 56401	141,107	1.3	86,189	11.0	5.3
Arvig Enterprises, Inc. 160 2nd Ave. S.W. Perham, MN 56573	313,893	2.8	121,664	15.6	8.1
Sherburne TelCom, Inc. 444 N. Eagle Lake Road Big Lake, MN 55309	93,123	*	54,289	6.9	3.4
Paul Bunyan Rural Telephone Cooperative(7) 1831 Anne Street NW Bemidji, MN 56601	49,821	*	85,332	10.9	4.8
Melrose Telcom, Inc. 320 East Main Street Melrose, MN 56352	—	—	79,493	10.2	4.2
Communication Alternatives, Inc. 2220 129th Street NW Rice, MN 56367	—	—	46,376	5.9	2.5

Garden Valley Telephone Co. 201 Ross Avenue Brandon, MN 56315	—	—	45,035	5.8%	2.4%
Richard P. Ekstrand(8)	232,520	2.1%	32,708	4.2	2.9
Paul J. Finnegan(9)	1,042,985	8.6	—	—	5.2
Jeffrey S. Gilbert(10)	73,946	*	85,332	10.9	4.9
John Hunt(11)	697,073	5.9	—	—	3.5
Ann K. Newhall(12)	35,124	*	—	—	*
Marvin C. Nicolai(13)	163,507	1.5	86,189	11.0	5.4
George M. Revering(14)	110,600	*	—	—	*
Wesley E. Schultz(15)	116,675	1.0	—	—	*
Don C. Swenson(16)	347,207	3.1	121,664	15.6	8.3
George W. Wikstrom(17)	79,845	*	34,944	4.5	2.3
Scott G. Donlea(18)	50,588	*	—	—	*
David J. Del Zoppo(19)	12,730	*	—	—	*
All directors and executive officers as a group (12 persons) (20)	2,962,800	22.4	360,837	46.2	31.2

*
Denotes less than 1%.

(1)
Based on Schedule 13G dated February 1, 2001, filed by J. & W. Seligman & Co., Incorporated.

(2)
Based on Schedule 13D dated April 13, 2000, filed jointly by Boston Ventures Company V, L.L.C., Boston Ventures Limited Partnership V, Madison Dearborn Capital Partners III LP, Madison Dearborn Partners III, L.P., Madison Dearborn Partners, LLC, Madison Dearborn Special Equity III, L.P., Special Advisors Fund I, LLC, The Toronto Dominion Bank, Toronto Dominion Holdings (U.S.A.), Inc. and Toronto Dominion Investments, Inc. Reflects 1,037,735 shares of Class A Common Stock into which 55,000 shares of Class M Convertible Preferred Stock held by certain affiliates of Madison Dearborn Partners, LLC may be converted. The shares of Class M Preferred Stock may vote on all matters submitted for a vote of the holders of the common stock on an as-converted basis. Also includes 5,250 shares of Class A Common Stock that may be issued upon exercise of a currently exercisable option.

(3)
Based on Schedule 13G/A dated February 9, 2001, filed jointly by Franklin Resources, Inc., Charles B. Johnson and Rupert H. Johnson, Jr., principal shareholders of Franklin Resources, Inc., and Franklin Advisers, Inc., a subsidiary of Franklin Resources, Inc. Franklin Advisers, Inc. has sole voting and dispositive power over the shares, which are held for the benefit of investment advisory clients

(4)
Based on Schedule 13G/A dated February 14, 2001, filed jointly by Baron Capital Group, Inc., BAMCO, Inc., an investment adviser; Baron Small Cap Fund, an investment company, and Ronald Baron. Baron Capital Group and Mr. Baron disclaim beneficial ownership of securities held by BAMCO, Inc. and Baron Small Cap Fund (or the investment advisory clients thereof) to the extent the shares are held by persons other than Baron Capital Group and Mr. Baron.

  BAMCO, Inc. disclaims beneficial ownership of shares held by its investment advisory clients other than its affiliates.

(5)
Based on Schedule 13D dated April 13, 2000, filed jointly by Boston Ventures Company V, L.L.C., Boston Ventures Limited Partnership V, Madison Dearborn Capital Partners III LP, Madison Dearborn Partners III, L.P., Madison Dearborn Partners, LLC, Madison Dearborn Special Equity III, L.P., Special Advisors Fund I, LLC, The Toronto Dominion Bank, Toronto Dominion Holdings (U.S.A.), Inc. and Toronto Dominion Investments, Inc. Reflects 691,823 shares of Class A Common Stock into which 36,663 shares of Class M Convertible Preferred Stock owned by Boston Ventures Limited Partnership V may be converted. The shares of Class M Preferred Stock may vote on all matters submitted for a vote of the holders of the common stock on an as-converted basis. Also includes 5,250 shares of Class A Common Stock that may be issued upon exercise of a currently exercisable option.

(6)
Based on Schedule 13G/A dated February 7, 2001, filed jointly by Arvig Telcom, Inc., Arvig Cellular, Inc., Arvig Telephone Company, Mid-State Telephone Company, Minnesota Invco of RSA #5, Inc., United States Cellular Corporation, United States Cellular Investment Company and TDS Telecommunications Corporation. Includes 43,000 shares of Class A Common Stock and 105,940 shares of Class B Common Stock into which shares of Series A and Series B Class T Convertible Preferred Stock, respectively, may be converted at any time that the ownership by Telephone & Data Systems, Inc., or its affiliates, of such shares will not violate the cross-ownership rules of the Federal Communications Commission. See "Certain Transactions—Exchange of Securities."

(7)
Includes 15,000 shares of Class A Common Stock owned by a subsidiary of Paul Bunyan Rural Telephone Cooperative.

(8)
Includes 97,276 shares of Class A Common Stock and 32,708 shares of Class B Common Stock owned by North Holdings, Inc., of which Mr. Ekstrand is the sole shareholder and Vice President, and 500 shares of Class A Common Stock held by or on behalf of Mr. Ekstrand's children. Also includes 103,350 shares of Class A Common Stock that may be purchased upon exercise of currently exercisable options.

(9)
Reflects 1,037,735 shares of Class A Common Stock into which 55,000 shares of Class M Convertible Preferred Stock held by certain affiliates of Madison Dearborn Partners, LLC may be converted. The shares of Class M Preferred Stock may vote on all matters submitted for a vote of the holders of the common stock on an as-converted basis. Also includes 5,250 shares of Class A Common Stock that may be issued upon exercise of a currently exercisable option. Paul J. Finnegan is a Managing Director of Madison Dearborn Partners, Inc., an affiliate of Madison Dearborn Partners, LLC.

(10)
Includes 34,821 shares of Class A Common Stock and 85,332 shares of Class B Common Stock owned by Paul Bunyan Rural Telephone Cooperative, of which Mr. Gilbert is Assistant Manager, and 15,000 shares of Class A Common Stock owned by Northern Communications, Inc., of which Mr. Gilbert is the General Manager. Mr. Gilbert disclaims beneficial ownership of these shares. Also includes 21,000 shares of Class A Common Stock that may be purchased upon exercise of currently exercisable options.

(11)
Reflects 691,823 shares of Class A Common Stock into which 36,663 shares of Class M Convertible Preferred Stock held by Boston Ventures Limited Partnership V may be converted. The shares of Class M Preferred Stock may vote on all matters submitted for a vote of the holders of the common stock on an as-converted basis. Also includes 5,250 shares of Class A Common Stock that may be issued upon exercise of a currently exercisable option. John Hunt is a director of Boston Ventures Management, Inc., an affiliate of Boston Ventures Limited Partnership V.

(12)
Includes 29,000 shares of Class A Common Stock that may be purchased upon exercise of currently exercisable options.

(13)
Includes 141,107 shares of Class A Common Stock and 86,189 shares of Class B Common Stock owned by Consolidated Telephone Company, of which Mr. Nicolai is the General Manager. Mr. Nicolai disclaims beneficial ownership of these shares. Also includes 21,000 shares of Class A Common Stock that may be purchased upon exercise of currently exercisable options.

(14)
Includes 26,250 shares of Class A Common Stock that may be purchased upon exercise of currently exercisable options.

(15)
Includes 108,000 shares of Class A Common Stock that may be purchased upon exercise of currently exercisable options.

(16)
Includes 313,893 shares of Class A Common Stock and 121,664 shares of Class B Common Stock owned by affiliates of Arvig Enterprises, Inc., of which Mr. Swenson is a member of the board of directors. Mr. Swenson disclaims beneficial ownership of these shares. Also includes 26,250 shares of Class A Common Stock that may be purchased upon exercise of currently exercisable options.

(17)
Includes 51,535 shares of Class A Common Stock and 34,944 shares of Class B Common Stock owned by Wikstrom Telephone Company, Inc., of which Mr. Wikstrom is a shareholder and Vice President. Mr. Wikstrom disclaims beneficial ownership of these shares. Also includes 21,000 shares of Class A Common Stock that may be purchased upon exercise of currently exercisable options.

(18)
Includes four shares of Class A Common Stock owned by or on behalf of Mr. Donlea's wife and children and 44,680 shares of Class A Common Stock that may be purchased upon exercise of currently exercisable options.

(19)
Includes 12,000 shares of Class A Common Stock that may be purchased upon exercise of currently exercisable options.

(20)
Includes 428,280 shares of Class A Common Stock that may be purchased upon exercise of currently exercisable options.

ITEM NO. 1

ELECTION OF DIRECTORS

    The Company's Articles of Incorporation provide that directors are divided into three classes, with each class serving a three-year term and approximately one-third of the Board of Directors to be elected each year. The three directors in Class I whose terms are expiring, Jeffrey S. Gilbert, Marvin C. Nicolai and Wesley E. Schultz, have been nominated by the Board of Directors for reelection.

    Paul J. Finnegan and John Hunt were elected to serve as directors for a term expiring at the 2001 annual meeting by the holders of the Class M preferred stock, who have the right, voting separately as a class, to elect two directors. Accordingly, concurrently with the annual meeting, the Class M holders are expected to reelect Messrs. Finnegan and Hunt to the Board of Directors. In accordance with the Company's Articles of Incorporation and Bylaws, these individuals will not be designated to serve in any of the three classes, but will be elected as provided for under the terms of the issuance of the Class M preferred stock.

    The holders of the Common Stock are being asked to vote for Wesley E. Schultz, Jeffrey S. Gilbert and Marvin C. Nicolai, as Class I directors, to terms expiring in 2004. In each case, the individual will be elected to hold office until the expiration of the term and until a successor has been elected and qualified or until his death, resignation, or removal, if earlier.

    Election of directors is determined by a plurality vote of the combined voting power of all shares of common stock present in person or by proxy and voting at the Annual Meeting.

    The Board of Directors of the Company recommends that the above nominees be elected. Unless instructed not to vote for the election of the nominees, the Proxies will vote to elect the nominees above named. If any nominee is not a candidate for election at the meeting, the Proxies may vote for such other person as they, in their discretion, may determine.

    Certain information regarding the nominees and the continuing directors of the Company is set forth below:

Nominees for Election as Class I Directors (terms expiring in 2004)

    Jeffrey S. Gilbert, 51, has been a director since 1995. Since September 1996, he has served as Assistant Manager of Paul Bunyan Rural Telephone Cooperative and General Manager of Northern Communications, Inc., a wholly-owned subsidiary of Paul Bunyan. Both Paul Bunyan and Northern Communications, Inc. are shareholders of Rural Cellular. He previously served, beginning in January 1993, as General Manager of Deer River Telephone Co., Inc., a local exchange telephone company and formerly a subsidiary of Paul Bunyan and one of our shareholders, and as a manager and in other positions with that company since 1982.

    Marvin C. Nicolai, 59, has been a director since 1995. He became General Manager of Consolidated Telephone Company, a local exchange telephone company and one of our shareholders, and Northland Communications Corporation, a wholly-owned subsidiary of Consolidated, in January 1995. From 1988 to 1995, he was a manager of Northland. Mr. Nicolai has been a director of Cellular 2000, Inc. since 1998, a director of Onvoy, Inc. since 1996, a director of Independent Information Services Corp. since 1995, and a member of the board of governors of Independent Emergency Services LLC since 1996.

    Wesley E. Schultz, 44, has been a director since 1999. He joined RCC in May 1996 as Vice President of Finance and Chief Financial Officer. In October 1999, he was appointed Senior Vice President and Chief Financial Officer and Assistant Secretary, and in August 2000, he was appointed Executive Vice President and Chief Financial Officer. Prior to joining us Mr. Schultz had served as acting Chief Financial Officer of Spanlink Communications, Inc. since February 1996 and as Chief Financial Officer of Nicollet Process Engineering, Inc. from March 1995 through October 1995. Mr. Schultz is a certified public accountant and served for three years as an auditor with Deloitte and Touche, LLP.

Continuing Class II Directors (terms expiring in 2002)

    Ann K. Newhall, 50, has been a director since 1999. She joined RCC as Senior Vice President and General Counsel in February 1999. In February 2000, she was appointed Secretary, and in August 2000, she was appointed Executive Vice President and Chief Operating Officer. Prior to joining Rural Cellular, Ms. Newhall was a shareholder attorney with Moss & Barnett, A Professional Association, most recently serving as President and a director of the firm. Ms. Newhall received her J.D. from the University of Minnesota Law School, cum laude, in 1977.

    George M. Revering, 59, has been a director since 1990. Mr. Revering has been President and General Manager of Midwest Information Systems, Inc. since 1976 and is President of Midwest Telephone Company and President of Peoples Telephone Company of Big Fork, both subsidiaries of Midwest Information Systems and shareholders of Rural Cellular, and President of Osakis Telephone Company, a subsidiary of Midwest Information Systems. Mr. Revering is also a director of Cellular 2000, Inc. and Onvoy, Inc. and is President of Onvoy, Inc.'s subsidiary, Means Telecom.

    Don C. Swenson, 59, has been a director since 1990 and served as Secretary from June 1995 until February 2000. Mr. Swenson has been with Arvig Communication Systems, a local exchange telephone company and a shareholder of Rural Cellular, since 1981, serving most recently as Director of Operations of that company. Mr. Swenson also serves as a director of Arvig Enterprises, Inc. and Cellular 2000, Inc. He has been a member of the board of directors of United Community Bank, Perham, Minnesota, since 1993 and of Independent Emergency Services since 1996.

Continuing Class III Directors (terms expiring in 2003)

    Richard P. Ekstrand, 51, has served as our President, Chief Executive Officer and a director since 1990. Mr. Ekstrand is a past president of the Minnesota Telephone Association and the Association of Minnesota Telephone Utilities. He currently is active in the Cellular Telecommunications Industry Association, serving as Vice Chairman of the Board of Directors and on the Executive Committee. Mr. Ekstrand also serves as Chairman and a member of the board of directors of The Wireless Foundation. Mr. Ekstrand is the sole shareholder, Chief Executive Officer and a director of North Holdings, Inc.(formerly Lowry Telephone Co., Inc.), which is a shareholder of Rural Cellular. From 1994 through 2000, Mr. Ekstrand had served as vice president and a director of Lowry Telephone Co., Inc. North Holdings, Inc. is a member of Lowry Telephone Company, LLC, of which Mr. Ekstrand is the treasurer and a member of the board of governors.

    George W. Wikstrom, 63, has been a director since 1990 and Vice President since 1991. Mr. Wikstrom has been Vice President of Wikstrom Telephone Company, Incorporated, a local exchange telephone company and a shareholder of Rural Cellular, for more than ten years. He also serves as President and a director of Cellular 2000, Inc. Mr. Wikstrom has been the Commissioner of the Northwest Regional Development Commission since 1979 and has served as a director of the Minnesota Association of Rural Telecommunications and Onvoy, Inc.

Nominees for Election by Class M Shareholders

    Paul J. Finnegan, 48, is a Managing Director of Madison Dearborn Partners, Inc. where he concentrates on investments in the communications industry. Mr. Finnegan has been with Madison Dearborn Partners since he co-founded the company in 1993. Prior to that time, Mr. Finnegan worked at First Chicago Venture Capital for ten years. Mr. Finnegan serves on the boards of directors of Allegiance Telecom, Inc., @link Networks, Inc., CompleTel, LLC, Enews.com, Focal Communications, Inc., Madison River Telephone Company, LLC, Reiman Holding Company, LLC, Spectrum Healthcare Services, Inc., and Wireless One Network, L.P. He also serves on the board of trustees of The Skyline Fund, a small cap mutual fund. Mr. Finnegan received his B.A. from Harvard College and his M.B.A. from the Harvard Graduate School of Business Administration.

    John Hunt, 35, is a director of Boston Ventures Management, Inc., where he focuses on telecommunications investments. He joined Boston Ventures in 1990 as an Associate, was promoted to Associate Director in 1996, and was named to his current position in 1998. Prior to joining Boston Ventures, Mr. Hunt was an investment analyst at Bear, Stearns & Co., Inc. Mr. Hunt also serves on the board of directors of Integra Telecom, Inc., a competitive local exchange carrier, and on the board of managers of Sports Trend Info, LLC. Mr. Hunt received a bachelor's degree in finance from the University of Massachusetts at Amherst in 1988.

Meetings and Committees of the Board of Directors

    During fiscal 2000, the Board of Directors held 16 meetings. All directors attended at least 75% of the meetings of the Board and the committees on which they served.

    The Company's Board of Directors has established an Audit Committee and a Compensation Committee. Jeffrey S. Gilbert (Chair), John Hunt, Marvin C. Nicolai and George M. Revering currently serve on the Audit Committee. The Audit Committee's duties include examination of matters relating to the financial affairs of the Company, including reviewing the Company's annual financial statements, the scope of the independent annual audit, and the independent accountant's letter to management concerning the effectiveness of the Company's internal financial and accounting controls. The Audit Committee held four meetings during 2000. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is attached to this proxy statement as Annex 1.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

    Don C. Swenson (Chair), Paul J. Finnegan, Marvin C. Nicolai and George W. Wikstrom served on the Compensation Committee in fiscal 2000. Mr. Nicolai is General Manager of Consolidated Telephone Company, which holds more than 5% of the Company's Class B Common Stock and has engaged in various transactions with the Company, all of which are more fully described under "Certain Transactions." Mr. Swenson is Director of Operations for Arvig Communication Systems, which together with certain affiliates holds more than 5% of the Company's Class B Common Stock and has engaged in various transactions with the Company, all of which are more fully described under "Certain Transactions." The Compensation Committee's duties include consideration of and recommendations to the Company's Board of Directors with respect to programs for executive compensation, employee benefit and incentive plans, and other compensation matters and policies. The Compensation Committee held five meetings during 2000.

Compensation of Directors

    Directors' Fees.  Each of our nonemployee directors is paid an annual fee of $10,000. In addition, each nonemployee director is paid $750 for each Board meeting attended in person, $350 for each committee meeting attended in person, and $350 for each Board meeting and committee meeting attended via telephone conference and is reimbursed for travel and other expenses incurred in attending meetings and serving as a director. Total fees paid to all nonemployee directors as a group for services rendered during 2000 were $205,000.

    Directors' Stock Option Plan.  Directors who are not employees are eligible for options under the Company's Stock Option Plan for Nonemployee Directors. The directors plan provides that all nonemployee directors serving as of the day following an annual meeting will be granted options to purchase 5,250 shares of Class A Common Stock on that date. Pursuant to the directors plan, nonemployee directors serving as of the day following the 2000 annual meeting were granted options to purchase an aggregate of 36,750 shares of Class A Common Stock at $68.25 per share. During 2000, one director exercised an option to purchase 5,250 shares and realized net value of $322,506.

Section 16 Beneficial Ownership Reporting Compliance

    Section 16 of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder require the Company's officers, directors, and holders of 10% or more of its outstanding common stock to file certain reports with the Securities and Exchange Commission. To our best knowledge, based solely on information provided to us by the reporting individuals, all of the reports required to be filed by these individuals were filed, except that the Initial Report on Form 3 for Mr. Hunt did not list 4,000 shares of which he was the beneficial owner and a Form 4 for Mr. Finnegan reporting his assignment of an option for 5,250 shares was not timely filed.

ITEM NO. 2

APPROVAL OF MANAGEMENT INCENTIVE PLAN

    Our shareholders are being asked to approve the Management Incentive Plan (the "Incentive Plan"). The Board adopted the Incentive Plan effective February 22, 2001, subject to shareholder approval.

    The purposes of the Incentive Plan are to motivate key employees to improve shareholder value by linking a portion of their cash compensation to our financial performance, reward key employees for improving our financial performance, and help attract and retain key employees. We have a long standing practice of linking key employees' compensation to corporate performance. We believe that this increases employee motivation to improve shareholder value—the employee's reward is directly related to our success. A performance-based incentive plan rewards key employees for achieving objectives for our financial performance.

    Under Section 162(m) of the Internal Revenue Code, the federal income tax deductibility of compensation paid to our Chief Executive Officer and to each of our next four most highly compensated executive officers may be limited to the extent that it exceeds $1,000,000 in any one year. We can deduct compensation in excess of that amount if it qualifies as "performance-based compensation" under Section 162(m). The Incentive Plan is intended to permit us to pay incentive compensation that qualifies as "performance-based compensation," thereby permitting us to receive a federal income tax deduction for the payment of this incentive compensation. For compensation paid under the Incentive Plan to qualify as "performance-based compensation," the Incentive Plan must be approved by shareholders.

    If the shareholders approve the Incentive Plan, awards will be made under the Incentive Plan in 2001 and thereafter. If the Incentive Plan is not approved by the shareholders, no bonuses will be paid under the Incentive Plan, and the Company will pay incentive compensation in fiscal 2001 in accordance with goals already established for fiscal 2001. Such payments, or a portion thereof, may not be deductible by the Company. The Board of Directors believes that adoption of the Incentive Plan is in the best interests of the Company.

    Below is a summary of the principal provisions of the Incentive Plan.

Summary Description of the Incentive Plan

    Administration.  The Incentive Plan will be administered by the Compensation Committee. The members of the Compensation Committee must qualify as "outside directors" under Section 162(m) in order for cash awards under the Incentive Plan to qualify as deductible performance-based compensation under Section 162(m). Subject to the terms of the Incentive Plan, the Compensation Committee has the sole discretion to determine the key employees who will be granted awards, and the amounts, terms and conditions of each award. During any fiscal year of the Company, no participant may receive an award of more than $1,000,000.

    Participants.  In selecting participants for the Incentive Plan, the Compensation Committee will choose key employees of RCC and its affiliates who are likely to have a significant effect on the Company's success. The actual number of employees who will receive awards under the Incentive Plan cannot be determined because eligibility for participation is in the discretion of the Compensation Committee. However, in fiscal 2000, 14 officers participated in various management incentive programs. Participation in the Incentive Plan in future years will be in the discretion of the Compensation Committee, but it is expected that RCC's Chief Executive Officer, Chief Operating Officer and Chief Financial Officer and the other two Named Executive Officers will participate in the Incentive Plan. During fiscal 2001, the Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer have been designated as participants.

    Performance Goals.  Under the Incentive Plan, the Compensation Committee will determine the fiscal year or other performance period for measuring actual performance ("performance period"). The Compensation Committee will establish (a) the performance goals to be monitored during the performance period and the target level of performance for each business criterion selected and (b) a formula for calculating a participant's award depending on how actual performance compares to the pre-established performance goals. Performance goals may be based on any one or more of the following business criteria: revenue, revenue growth, operating income, EBITDA, EBITDA margin, net income, earnings per share, return on investment, return on net equity, return on net assets, shareholder return, capital expenditures, net customer growth, and market share.

    The Compensation Committee may set performance periods and performance goals which differ from participant to participant. For example, the Compensation Committee may choose performance goals based on either Company-wide or business unit results, as deemed appropriate in light of the participant's specific responsibilities. For purposes of qualifying awards as performance-based compensation under Section 162(m), the Compensation Committee may (but is not required to) specify performance goals for the Company and/or one of its business units.

    Payment of Awards.  After the end of each performance period, the Compensation Committee will determine the extent to which each participant has achieved or exceeded his or her performance goals. The actual award (if any) for each participant will be determined by the level of performance achieved. However, the Compensation Committee retains discretion to eliminate or reduce the award that would otherwise be payable to any participant under the applicable formula. Reduction of any award cannot result in an increase in the award to any other participant. Awards under the Incentive Plan generally will be payable in cash after the end of the performance period during which the award was earned.

    Given that payments under the Incentive Plan are determined by comparing actual performance to the performance goals established by the Compensation Committee, it is not possible to conclusively state the amount of benefits that will be paid under the Incentive Plan for any performance period. The following table sets forth the awards that would have been earned by each of the following persons and groups if the Incentive Plan had been in effect for fiscal 2000 and if the goals set for 2001 had been met and the award each person or group could potentially earn in fiscal 2001 if his or her performance meets the basic goals set for 2001:

Name and Position	Year 2000	Year 2001(a)
Richard P. Ekstrand President and Chief Executive Officer	$340,000	$392,000
Wesley E. Schultz Executive Vice President and Chief Financial Officer	192,000	243,200
Ann K. Newhall Executive Vice President and Chief Operating Officer	192,000	243,200
Scott G. Donlea Vice President of Market Development	44,240	N/A	(b)
David J. Del Zoppo Vice President, Finance and Accounting	40,600	N/A	(b)
All executive officers as a group	775,840	878,400
All directors who are not executive officers	N/A	N/A	(b)
All other employees, including officers who are not executive officers	292,640	N/A	(b)

(a)
The amounts shown are the amounts payable if the individual meets, but does not exceed the established goals. In some instances, additional amounts may be payable if the goal is exceeded. No individual may receive an award in excess of $1 million.

(b)
Only Messrs. Ekstrand and Schultz and Ms. Newhall have been designed to participate in the Incentive Plan in fiscal 2001.

    The Compensation Committee may amend or terminate the Incentive Plan at any time and for any reason. As required or appropriate in order to continue the Incentive Plan's qualification under Section 162(m), material amendments to the Incentive Plan will be subject to shareholder approval.

    As discussed above, under Section 162(m), RCC is not entitled to a deduction for certain executive compensation in excess of $1,000,000. The Company can, however, deduct compensation in excess of that amount if it qualifies as "performance-based compensation" under Section 162(m) of the Internal Revenue Code. If the shareholders approve the Incentive Plan, the compensation payable under the Incentive Plan is expected to qualify as "performance-based compensation" and be fully deductible by the Company.

    The affirmative vote of a majority of the combined voting power of the shares of common stock present and voting on such matter is required for approval of the Incentive Plan.

    The Board of Directors recommends that you vote FOR approval of the Management Incentive Plan. Unless you specify otherwise, your proxy will be so voted.

ITEM NO. 3

RATIFICATION OF APPOINTMENT OF
INDEPENDENT AUDITORS

    The Company's independent auditors for Fiscal 2000 were Arthur Andersen LLP, independent public accountants. The Audit Committee of the Board of Directors has considered the qualifications and experience of Arthur Andersen LLP, and, based upon the recommendation of the Audit Committee, the Board of Directors has appointed them as independent auditors of the Company for the current fiscal year, which ends December 31, 2001 ("Fiscal 2001"). Although the submission of this matter to the shareholders is not required by law, the Board of Directors desires to obtain the shareholders' ratification of such appointment. If ratification is not obtained, the adverse vote will be considered as a direction to the Board to select other auditors for the following year. However, because of the difficulty and expense of making any substitutions of auditors for the fiscal year already in progress, it is contemplated that the appointment for fiscal 2001 will stand unless the Board finds other good reason for making a change.

    Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

    The affirmative vote of a majority of the combined voting power of the shares of common stock present and voting on such matter is required for ratification of the appointment of Arthur Andersen LLP as the Company's independent auditors.

    The Board of Directors recommends that you vote FOR the ratification of the appointment of Arthur Andersen LLP as the Company's independent auditors for fiscal 2001. Your proxy will be so voted unless you specify otherwise.

Report of Audit Committee

    The Audit Committee of the Board of Directors is comprised of four nonemployee directors. The members of the Audit Committee during fiscal 2000 were: Jeffrey S. Gilbert, chair, John Hunt, Marvin C. Nicolai, and George M. Revering. All members are independent as defined under the rules of The Nasdaq Stock Market.

    The Audit Committee held four meetings during fiscal 2000. The meetings were designed to facilitate and encourage communication between the Audit Committee and the internal auditors and the Company's independent public accountants, Arthur Andersen LLP.

    During these meetings, the Audit Committee reviewed and discussed the audited financial statements with management and the auditors.

    The discussions with the auditors also included the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The auditors also provided to the Audit Committee the written disclosures and the letter regarding their independence as required by the Independence Standards Board Standard No. 1. This information was discussed with the auditors.

    Based on these discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2000 be included in the Company's annual report on Form 10-K.

    The Board of Directors has adopted a written charter for the Audit Committee, which is included as Annex 1 to this proxy statement.

Jeffrey S. Gilbert, Chair	John Hunt	Marvin C. Nicolai	George M. Revering
Members of the Audit Committee

Independent Auditors' Fees

    Audit Services.  The Company paid Arthur Andersen LLP audit related fees of $270,000 for the year ended December 31, 2000. These fees were paid for professional services related to the annual audit and reviews of quarterly financial statements included as part of the Company's Form 10-Q filings for the year.

    Information and Technology Services.  The Company did not engage Arthur Andersen LLP for services related to information technology during the year ended December 31, 2000.

    Other Non-Audit Services.  For the year ended December 31, 2000, the Company was billed by Arthur Andersen LLP $1,030,000 for non-audit services. These services related primarily to assistance on securities offerings, tax return preparation and acquisition related services.

EXECUTIVE COMPENSATION

Summary Compensation Table

    The following table sets forth information with regard to compensation paid to the Company's Chief Executive Officer and to each other executive officer whose total annual salary and bonus for fiscal 2000 exceeded $100,000 (the "Named Executive Officers").

Long-Term Compensation Awards
Annual Compensation
	Fiscal Year							All Other Compensation(1)
Name and Principal Position			Salary		Bonus		Options
Richard P. Ekstrand, President and Chief Executive Officer	2000 1999 1998			$417,000 362,000 312,500	$	— 274,938 148,393	56,900 25,000 75,000	$5,250 5,000 4,970
Wesley E. Schultz, Executive Vice President and Chief Financial Officer	2000 1999 1998			$294,000 254,000 217,500	$	— 162,398 57,068	37,100 12,500 22,500	$5,250 5,000 4,970
Ann K. Newhall, Executive Vice President and Chief Operating Officer	2000 1999 1998	(2)	$ $	294,000 224,100 —	$	— 151,050 —	37,100 85,000 —	$5,250 4,412 —
Scott G. Donlea, Vice President of Market Development	2000 1999 1998			$152,000 144,000 113,000		$15,000 56,033 34,249	— — 12,500	$3,974 3,778 3,778
David J. Del Zoppo, Vice President, Finance and Accounting	2000 1999 1998			$145,000 105,000 90,000		$20,000 39,223 23,704	— — 15,000	$2,134 2,063 2,511

(1)
For all years, all other compensation consists of Company contributions on behalf of each Named Executive Officer to the Company's 401(k) plan.

(2)
Ms. Newhall joined the Company in February 1999.

Option Grants in Last Fiscal Year

    The following table sets forth information regarding options granted to the Named Executive Officers during the 2000 fiscal year.

	Individual Grants
			Percent of Total Options Granted to Employees in Fiscal Year
						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
	Number of Shares Underlying Options Granted(1)
				Exercise Price ($/Share)	Expiration Date
Name						5%	10%
Richard P. Ekstrand	56,900	(3)	22.9%	$78.75	01/03/10	$2,817,998	$7,141,361
Wesley E. Schultz	37,100	(4)	14.9	78.75	01/03/10	$1,837,394	$4,656,317
Ann K. Newhall	37,100	(4)	14.9	78.75	01/03/10	$1,837,394	$4,656,317
Scott G. Donlea	—		—	—	—	—	—
David J. Del Zoppo	—		—	—	—	—	—

(1)
The number indicated is the number of shares of Class A Common Stock that can be acquired upon the exercise of options. Rural Cellular has not granted any stock appreciation rights.

(2)
The assumed rates of 5% and 10% are hypothetical rates of stock price appreciation selected by the Securities and Exchange Commission and are not intended to, and do not, forecast or assume actual future stock prices. We believe that future stock appreciation, if any, is unpredictable, and we are not aware of any formula that will determine with any reasonable accuracy the present value of stock options. No gain to optionees is possible without an appreciation in stock prices, and any increase will benefit all shareholders commensurately. There can be no assurance that the amounts reflected in this table will be achieved.

(3)
Consists of a two nonqualified stock options. These options are not transferable. One option (for a total of 26,900 shares) becomes exercisable in five equal annual installments beginning January 3, 2001. The second (for 30,000 shares) becomes exercisable in full on January 3, 2005.

(4)
Consists of a two nonqualified stock options. These options are not transferable. One option (for a total of 17,100 shares) becomes exercisable in five equal annual installments beginning January 3, 2001. The second (for 20,000 shares) becomes exercisable in full on January 3, 2005.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

    The following table provides information relating to option exercises during fiscal 2000 and the number and value of shares of Class A Common Stock subject to options held by the Named Executive Officers as of December 31, 2000.

Name	Shares Acquired on Exercise	Value Realized	Number of Shares Underlying Unexercised Options at Fiscal Year-End(1) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at Fiscal Year-End(2) Exercisable/Unexercisable
Richard P. Ekstrand	—	—	103,350 / 138,100	$1,896,214 / $1,383,075
Wesley E. Schultz	—	—	91,000 / 77,600	$1,790,060 / $746,863
Ann K. Newhall	—	—	29,000 / 93,100	$485,750 / $938,000
Scott G. Donlea	—	—	44,680 / 20,420	$885,178 / $387,223
David J. Del Zoppo	—	—	12,000 / 13,000	$209,100 / $211,175

(1)
Rural Cellular has not granted any stock appreciation rights.

(2)
Value is calculated as the difference between the closing price of Class A Common Stock on December 31, 2000 ($29.625) and the related option exercise price multiplied by the number of shares underlying the option.

Employment Agreements/Change in Control Provisions

    The Company has entered into employment agreements with Messrs. Ekstrand and Schultz and Ms. Newhall. Each agreement prohibits the individual from engaging in any activity competitive with our business or contacting our customers or employees for that purpose for a period of one year (for Mr. Ekstrand) or six months (for Mr. Schultz and Ms. Newhall) following termination of employment. The employment agreements, which were entered into in January 1999, provide for an initial term ending December 31, 2001 and, unless the Company or the executive gives notice otherwise, are automatically renewed each year for an additional one-year period, so that the remaining term of employment is never less than two years. Each agreement may be terminated at any time by either the individual or us. If any of the agreements is terminated at any time by us for other than "just cause" (as defined in the employment agreements), we are obligated to continue payment of salary and other benefits for the remainder of the term of the agreement. The employment agreements provide for annual base salaries plus increases as may be determined from time to time, but at least annually.

    In the event any of these individuals is terminated for other than just cause or terminates his or her employment for "good reason" (as defined in the employment agreements), following a change in control of the Company, he or she will be entitled to receive compensation in an amount equal to 2.99 times his or her "base amount" of compensation (as defined in Section 280G(b)(3) of the Internal Revenue Code), or, if the Company's EBITDA margin for the three immediately preceding years has averaged 30% or greater, an amount equal to 2.99 times the sum of his or her highest annual base salary as in effect from immediately prior to the change in control until the date of termination and the highest annual incentive payment to that individual for the period from the date of the change in control until the date of termination.

    The Company has also entered into change in control agreements with Messrs. Donlea and Del Zoppo providing that in the event either is terminated for other than just cause or terminates his employment for "good reason" (as defined in the agreements), following a change in control of the Company, he will be entitled to receive compensation in an amount equal to 100% of the sum of his highest annual base salary as in effect from immediately prior to the change in control until the date of termination and the highest annual incentive payment to that individual for the period from the date of the change in control until the date of termination.

    In addition, in the event of a change in control, any award granted under our 1995 Stock Compensation Plan will become fully vested and exercisable.

    A change in control occurs when

  •
  the majority of our directors are not persons whose election was solicited by our board or who were appointed by our Board,

  •
  any person or group of persons acquires 30% or more of our outstanding voting stock, or

  •
  the shareholders approve a liquidation, or dissolution, or specified mergers or consolidations or exchanges of the shares or dispositions of substantially all of our assets.

    In the event any payment made to these individuals upon the occurrence of a change in control becomes subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then, if the total payments exceed 330% of his or her "base amount" of compensation, the Company will pay such additional amounts as would put the individual in the same after-tax position as if such excise tax did not apply.

Report of Compensation Committee

    Overview and Philosophy.  The Compensation Committee of the Board is composed entirely of nonemployee directors. The members of the Compensation Committee during fiscal 2000 were Don C. Swenson (Chair), Paul J. Finnegan, Marvin C. Nicolai, and George W. Wikstrom. The Compensation Committee's duties include consideration of and recommendation to the Board of Directors with respect to programs for executive compensation, employee benefits and incentive plans, and other compensation matters and policies.

    The objectives of our executive compensation program are:

  •
  to attract and retain superior talent and reward individual performance;

  •
  to support the achievement of the Company's financial and strategic goals; and

  •
  through stock-based compensation, align the executive officers' interest with the success of the Company.

    Our executive compensation program strives to be competitive with the compensation programs of comparable wireless telecommunications companies. In that respect, the Company compares itself to companies similar in size within the wireless telecommunications industry. These may include companies in the peer group described below under "Stock Performance Graph," but nonpublic companies similar in size to the Company are also included. In comparing itself to these companies, the Company relies upon salary survey data developed and published by external sources, including the Cellular Telecommunications Industry Association and a compensation consulting firm.

    The Compensation Committee periodically conducts a review of our executive compensation programs to ensure that the programs are meeting the objectives listed above. In its review, the committee considers data submitted by management and external data, including the data referred to in the preceding paragraph.

    Compensation for our executives has three components: base salary, incentive bonuses, and stock options. The Compensation Committee recommends executive compensation at levels which, in its judgment, are warranted by external, internal and individual circumstances.

    Base Salary.  In making recommendations to the Board of Directors regarding an individual's base salary, the Compensation Committee considers the compensation levels of similar positions at comparable companies, the responsibilities and performance of the individual executive officer, and the Company's recent financial performance.

    Generally, salary determinations are made prior to the beginning of each calendar year based upon evaluations and recommendations made by the Chief Executive Officer. The Chief Executive Officer provides the Compensation Committee with a performance appraisal for each other executive officer that assesses the individual's performance in the following areas: accountabilities of the position, individual goals and objectives, special projects and assignments, and management skills and the achievement of an annual training/development plan. A salary recommendation is made based upon the individual's overall performance assessment and where the individual's salary falls within the range of salaries for similar positions at comparable companies within the industry. Salary determinations for newly hired executive officers are made prior to an offer of employment and are based upon the individual's prior experience, anticipated contribution to the Company, and the range of salaries for similar positions at comparable companies within the industry.

    Increases in the base salaries for fiscal 2000 of the Company's five Named Executive Officers averaged 16.9%, ranging between 5.6% and 38.1%.

    Incentive Bonuses.  Each executive officer is eligible to receive a cash bonus at the end of the fiscal year based upon our financial performance and the officer's achievement of specified individual goals. The purpose of this annual cash incentive program is to provide a direct financial incentive to the executive officers to meet or exceed our financial and other market-based performance objectives.

    Potential bonus awards for executive officers are determined at the beginning of each fiscal year. For fiscal 2000, each Named Executive Officer's potential annual bonus (in maximum amounts ranging from 35% to 100% of the individual's base salary) was based on attainment of certain financial goals as reflected in the Company's fiscal 2000 budget and specified individual goals. In light of the Company's financial performance in fiscal 2000, none of the Named Executive Officers received annual bonuses. Two of the Named Executive Officers received special bonuses for their efforts in connection with the Company's acquisition of Triton Cellular Partners, L.P.

    Stock Options.  Stock options are the principal vehicle used by us for the payment of long-term compensation and to provide a stock-based incentive to improve the Company's financial performance. The objectives of stock option grants are to assist in the recruitment, motivation, and retention of key professional and managerial personnel as well as to reward eligible employees for outstanding performance.

    Stock options are designed to align the interest of our executives with those of shareholders by encouraging executives to enhance the value of the Company and, hence, the price of the Class A Common Stock and return to shareholders. In addition, through deferred vesting, this component of the compensation system is designed to create an incentive for the individual executive to remain with the Company.

    In 2000, stock options to purchase, in the aggregate, 131,100 shares were granted to the Named Executive Officers. The grants were based on the individual's actual and/or potential contributions to the Company. The exercise price for the options was equal to the market price of the Class A Common Stock on the date of grant. Accordingly, an executive receiving an option is rewarded only if the market price of the Company's Class A Common Stock appreciates. Stock options are recommended by the Compensation Committee and authorized by the Board of Directors. We may periodically grant new options to these individuals to provide continuing incentives for future performance.

    Chief Executive Officer's Compensation.  The Compensation Committee determines Mr. Ekstrand's compensation package in accordance with the methodology described above. In evaluating and setting the Chief Executive Officer's target annual compensation, the committee reviews our business and financial performance, considering such factors as sales, earnings, customer growth, and market share, as well as the Company's progress with respect to its long-term goals and strategies. The committee does not assign relative weights or rankings to these factors, but instead makes a subjective determination based upon a consideration of all of these factors.

    For fiscal 2000, the Compensation Committee recommended that the Chief Executive Officer's salary be increased by approximately 15.2% to $417,000, based upon its evaluation of Mr. Ekstrand's contribution toward the achievement of our financial strategies and other goals, significant growth during 1999 and anticipated in 2000, and comparative chief executive officer salary information. In particular, the Committee recognized the Company's increased size, revenues having grown from $113.5 million in fiscal 1998 to $175.7 million in fiscal 1999, the number of customers having increased from approximately 215,000 to approximately 258,000, and the expected growth through the anticipated acquisition of additional properties, noting that such growth had been achieved in large part because of Mr. Ekstrand's leadership, both in strategic planning and action and in building a team of highly qualified and motivated executives.

    Mr. Ekstrand did not receive an annual bonus for fiscal 2000. In 2000 Mr. Ekstrand was granted options to purchase 56,900 shares at $78.75 per share.

    Other Information.  In 1993, Section 162(m) of the Internal Revenue Code was adopted which, beginning in 1994, imposes an annual deduction limitation of $1.0 million on the compensation of certain executive officers of publicly held companies. The Compensation Committee has considered the impact of this limitation on the Company and determined that it would be in the best interests of the Company to preserve the tax deduction for compensation paid to the Chief Executive Officer and other Named Executive Officers as much as possible consistent with the Company's executive compensation program. Accordingly, it has recommended that the Company adopt the Management Incentive Plan, which is being presented for approval by the shareholders, in order to meet the requirements of Section 162(m).

Don C. Swenson, Chair	Paul J. Finnegan	Marvin C. Nicolai	George W. Wikstrom

Members of the Compensation Committee

Stock Performance Graph

    The following graph compares the cumulative total shareholder return on our common stock for the period beginning February 8, 1996, the date the Class A Common Stock was first traded on The Nasdaq National Market, through December 31, 2000, with the cumulative total returns of the Standard & Poor's Corporation ("S&P") 500 Stock Index, and a Peer Group consisting of eight publicly traded cellular companies (described below). The comparison assumes $100 was invested in the Company's common stock and in each index at the beginning of the comparison period and reinvestment of dividends.

    The Peer Group consists of Centennial Cellular Corp., Century Tel Inc., Powertel, Inc. (formerly Intercel, Inc.), Price Communications Corp., Rogers Cantel Mobile Communications, Inc., United States Cellular Corporation, Voicestream Wireless Corp. and Western Wireless Corp.

	Cumulative Total Return
	02/08/96	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00
RURAL CELLULAR CORPORATION	100.00%	96.25%	130.63%	105.00%	905.00%	296.25%
S & P 500	100.00%	118.91%	158.59%	203.90%	246.81%	224.34%
PEER GROUP	100.00%	88.80%	115.64%	168.99%	287.25%	202.88%

Note: The Peer Group Index was prepared by Research Data Group specifically for the Company.

CERTAIN TRANSACTIONS

    Rural Cellular Corporation and its management and security holders and their respective affiliates engage in a variety of transactions between or among each other in the ordinary course of their respective businesses. As a general rule, we have not retained an independent third party to evaluate these transactions, and there has been no independent committee of our Board of Directors to evaluate these transactions. Notwithstanding this fact, we believe that the terms and conditions of these transactions, including the fees or other amounts paid by us, were established through arm's-length negotiations which adequately took into account transactions of a similar nature entered into by us with unaffiliated third parties and/or market transactions of a similar nature entered into by unaffiliated third parties. There can be no assurance that we could not have obtained more favorable terms from an unaffiliated third party.

Transactions with Management and Security Holders

    We have entered into various arrangements with our shareholders or their affiliates. Arrangements involving shareholders or their affiliates that beneficially own more than 5% of any class of our stock and in which total payments for all of these arrangements exceeded $60,000 in fiscal 2000 are described below. Except as may be otherwise indicated below, we anticipate that amounts earned or incurred in 2001 will be similar to the 2000 amounts.

    Leases, Transmission Services, and Agency Agreements.  We have arrangements with several of our shareholders for leasing cell sites and using telephone lines for transmission between cell sites and the switch serving our cellular network. We currently lease office space in Detroit Lakes, Minnesota, from an affiliate of Arvig Enterprises, Inc. In addition, several of our shareholders and their affiliates serve as agents for the sale of our cellular and paging services.

  •
  During 2000, we paid $780,125, to Arvig Enterprises, Inc. and its affiliates for all services. Arvig Enterprises, Inc. is the beneficial owner of more than 5% of our outstanding Class B Common Stock. Don C. Swenson, one of our directors and chairman of our compensation committee, serves as a director of Arvig Enterprises, Inc.

  •
  During 2000, we paid $261,701, to Paul Bunyan Rural Telephone Cooperative and its affiliates, which beneficially own more than 5% of our outstanding Class B Common Stock, for all services. Jeffrey S. Gilbert, one of our directors and chairman of our audit committee, is general manager of Northern Communications, Inc., a subsidiary of Paul Bunyan, and assistant manager of Paul Bunyan.

  •
  During 2000, we paid $229,549, to Consolidated Telephone Company and its affiliates for all services. Consolidated Telephone Company beneficially owns more than 5% of our outstanding Class B Common Stock. Marvin C. Nicolai, one of our directors and a member of our audit committee and our compensation committee, is the general manager of Consolidated Telephone Company.

  •
  During 2000, we paid $139,995, to Garden Valley Telephone Co. and its affiliates, which beneficially own more than 5% of our outstanding Class B Common Stock, for all services.

  •
  During 2000, we paid $134,971, to Wikstrom Telephone Company, Inc. and its affiliates, which beneficially own more than 5% of our outstanding Class B Common Stock, for all services. George W. Wikstrom, one of our directors and a member of our compensation committee, is Vice President of Wikstrom Telephone Company, Inc.

    Roaming Arrangements.  We have roaming agreements with United States Cellular Corporation, a subsidiary of Telephone & Data Systems, Inc. Under the roaming agreements, we pay for service provided to our customers in areas served by United States Cellular Corporation and receive payment for service provided to customers of United States Cellular Corporation in our cellular service areas. We negotiated the rates of reimbursement with United States Cellular Corporation, and the rates reflect those charged by all carriers. Roaming charges are passed through to the customer. During 2000, charges to our customers for services provided by United States Cellular Corporation totaled $2,323,955, and charges by us to customers of United States Cellular Corporation totaled $1,647,038.

    Cellular and Paging Service and Equipment.  Several of our shareholders are customers for our cellular and paging services and, in connection therewith, also purchase or lease cellular telephones and pagers from us. During 2000, Arvig Enterprises, Inc. and its affiliates were billed $124,608 for these services and equipment.

    Exchange of Securities.  Telephone & Data Systems, Inc. controls United States Cellular Corporation, which operates cellular licensees in Oregon rural service areas 3 and 6 that compete with us in those rural service areas. Federal Communications Commission regulations place specific restrictions on the interests in competing cellular licensees that an entity may hold. To satisfy these restrictions and permit our acquisition of these licenses from Triton Cellular Partners, L.P., we entered into an agreement with Telephone & Data Systems, Inc. to exchange a sufficient number of shares of our Class A and Class B Common Stock to reduce Telephone & Data Systems, Inc.'s ownership to less than 5% of each class of our Common Stock.

    Effective April 3, 2000, we issued to Telephone & Data Systems, Inc. shares of our Class T convertible preferred stock, which was specifically created for this purpose, in exchange for 43,000 shares of Class A Common Stock and 105,940 shares of Class B Common Stock held by Telephone & Data Systems, Inc. The convertible preferred stock includes an option for either party to convert the preferred stock into the same number and class of shares of common stock as the shares exchanged, but only at a time when conversion is permissible under Federal Communications Commission regulations.

OTHER MATTERS

    The Board of Directors is not aware that any matter other than those described in the Notice will be presented for action at the meeting. If, however, other matters do properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the proxied shares in accordance with their best judgment on such matters.

SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

    The Company's 2002 Annual Meeting of Shareholders is expected to be held on or about May 15, 2002, and proxy materials in connection with that meeting are expected to be mailed on or about April 8, 2002. In order to be included in the Company's proxy materials for the 2002 Annual Meeting, shareholder proposals prepared in accordance with the proxy rules must be received by the Company on or before December 10, 2001.

    In addition, pursuant to Rule 14a-4 under the Exchange Act, a shareholder must give notice to the Company prior to February 16, 2002, of any proposal which such shareholder intends to raise at the 2002 Annual Meeting. If the Company receives notice of such proposal on or after February 23, 2002, under Rule 14a-4, the persons named in the proxy solicited by the Company's Board of Directors for the 2002 Annual Meeting may exercise discretionary voting power with respect to such proposal.

    Further, under the Company's bylaws, for business to be properly brought before the 2002 Annual Meeting, a shareholder must give notice in writing to the Secretary of the Company no later than March 26, 2002. Any proposal not submitted by such date will not be considered at the 2002 Annual Meeting.

COPIES OF REPORT ON FORM 10-K

    Upon written request of any shareholder solicited hereby, the Company will provide without charge a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000. Requests should be directed to Chris Boraas, Investor Relations, 3905 Dakota Street SW, Alexandria, Minnesota 56308. Any beneficial owner should include a good faith representation that as of the record date he or she is a beneficial owner of common stock.

    It is important that proxies be returned promptly. Shareholders are urged to sign, date, and forward the proxy by return mail.

BY ORDER OF THE BOARD OF DIRECTORS

Ann K. Newhall Secretary

April 9, 2001

Annex 1

RURAL CELLULAR CORPORATION
AUDIT COMMITTEE CHARTER

    The Audit Committee is to assist the Board of Directors in fulfilling its fiduciary responsibilities as to accounting controls and policies as well as reviewing the Company's internal and external reporting practices. The Committee serves as an intermediary between the Company's non-committee directors, its independent accountants, its accounting staff, and management.

    The Committee is to be the Board's principal agent in using its best efforts to ensure the independence of the Company's independent accountants, the integrity of management, and the adequacy of disclosure to the Company's shareholders and others. The existence of the Audit Committee is not intended, however, to restrict access to the full Board of the Company by the independent accountants.

STRUCTURE AND PROCEDURE

    The Audit Committee, consisting of at least three outside directors, shall be appointed annually by the Board of Directors, with its chairman to be selected by the Audit Committee. Each member of the Audit Committee shall meet the independence and experience requirements of The Nasdaq Stock Market.

    The Committee shall meet as scheduled by the chairperson. At the request of the Committee, formal meetings may be held with members of management or the Company's internal accounting staff or representatives of the Company's independent accountants or consultants.

    The Committee shall advise the independent accountants and members of the internal accounting staff that they may communicate directly with any member of the Committee on a confidential basis.

AUTHORITY

    The Committee shall have unrestricted access to the Company's personnel and records and will be given the resources to discharge its duties. The Committee may conduct investigations into significant matters brought to its attention during the conduct of its duties and may retain persons having special competencies as necessary.

RESPONSIBILITIES

    The Committee shall undertake such review and analysis that it deems appropriate to ensure that financial statements and related disclosures made by management reasonably portray the Company's financial position and results of operations and comply with laws and regulations governing such disclosures. In connection therewith, the Committee shall have the responsibility and authority to:

1.
Select, evaluate, and recommend annually to the Board the appointment of the independent accountants.

2.
Review the scope and extent of services to be provided by the independent accountants during the year, including their audit and proposed fee arrangement.

3.
Review factors related to the independence of the independent accountants and recommend to the Board appropriate actions to ensure independence.

4.
Review the qualitative judgments regarding the appropriateness and acceptability of accounting principles, financial disclosures, and underlying estimates.

A-1

5.
Review with management and the independent accountants, the financial statements and the related disclosures contained in the Annual Report on Form 10-K prior to filing.

6.
Where possible, review the interim financial statements with management and the independent accountants prior to the filing of the quarterly report on Form 10-Q. The chair or a Committee member appointed by the chair may represent the entire Committee for purposes of this review.

7.
Analyze recommendations contained in the "Report to Management" and inquire of the independent accountants regarding significant reporting issues, if any, discussed with management.

8.
Receive, review and discuss with the independent accountants the formal written statement required by the Independent Standards Board Standard No. 1.

9.
Undertake such review and analysis as it deems necessary to ensure that an effective system of internal accounting controls exists.

10.
Evaluate the cooperation received by the independent accountants during their audit examination, including the access to all requested records, data, and information and elicit comments regarding the responsiveness of the independent accountants to the Company's needs.

11.
Approve in advance the engagement and cost of all non-audit services annually provided by the public accounting firm, giving consideration to the possible effect the rendering of such services may have on the accounting firm's independence. Annually review engagement and cost of all non-audit services provided by independent public accountants.

    The Committee shall annually review this charter and recommend to the Board of Directors any modifications in its duties and responsibilities it deems necessary.

    While the Audit Committee has the responsibilities and the powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent accountants. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent accountants or to assure compliance with laws and regulations and the Company's code of conduct.

A-2

Rural Cellular Corporation
Management Incentive Plan

1.
Purpose of the Plan

    The Management Incentive Plan (the "Plan") is designed to provide incentive bonuses to those senior officers of Rural Cellular Corporation (the "Company") whose compensation may be affected by Section 162(m) of the Internal Revenue Code (the "Code"). The purposes of the Plan are to motivate the Company's key employees to improve shareholder value by linking a portion of their cash compensation to the Company's financial performance, reward key employees for improving the Company's financial performance, and help attract and retain key employees. The Plan is also intended to qualify such compensation as "qualified performance based compensation" within the meaning of Section 162(m) of the Code.

2.
Administrative Procedure

a.
The Plan will be administered by the Compensation Committee of the Company's Board of Directors (the "Compensation Committee"), which will consist of not fewer than two directors (all of whom meet the Code definition of "outside directors").

b.
The Compensation Committee has the authority to interpret the Plan and, subject to the Plan's provisions, to make and amend rules and to make all other decisions necessary for the Plan's administration, provided that the Plan will be interpreted and administered in a manner that all bonus payments under the Plan will qualify as performance-based compensation under Section 162(m) of the Code.

3.
Participation

    The Compensation Committee will designate the participants in the Plan each fiscal year (or performance period) to be the chief executive officer ("CEO") and any other senior officers of the Company who are likely to be "covered employees" (within the meaning of Section 162(m)) for the relevant fiscal year (or performance period).

4.
Performance Goals

a.
The Committee shall establish performance goals applicable to a particular fiscal year (or performance period) prior to its start; provided, however, that such goals may be established after the start of the fiscal year (or performance period) but while the outcome of the performance goal is substantially uncertain if such method of establishing performance goals is permitted under proposed or final regulations issued under Section 162(m).

b.
Each performance goal applicable to a fiscal year shall identify one or more business criteria of the Company and/or any business unit that are to be monitored during the fiscal year (or performance period) such as:

• Revenue	• Return on investment
• Revenue growth	• Return on net equity
• Operating income	• Return on net assets
• EBITDA	• Shareholder return
• EBITDA margin	• Capital expenditures
• Net income	• Net customer growth
• Earnings per share	• Market share
  c.
  The Compensation Committee shall determine the target level of performance that must be achieved with respect to each criterion that is identified in a performance goal in order for a performance goal to be treated as attained.

  d.
  The Compensation Committee may base performance goals on one or more of the foregoing business criteria. In the event performance goals are based are more than one business criterion, the Compensation Committee may determine to make awards upon attainment of the performance goal relating to any one or more of such criteria, provided the performance goals, when established, are stated as alternatives to one another at the time the performance goal is established.

5.
Awards

a.
After the end of each fiscal year (or performance period), the Compensation Committee shall determine whether each participant has met the performance goals established for such period and shall certify the achievement of the performance goals prior to payment of any award. Awards may be made on the basis of Company and/or business unit performance goals and formulas determined by the Compensation Committee. During any fiscal year of the Company, no participant shall receive an award of greater than $1,000,0000.

b.
The Compensation Committee is not obligated to pay out the maximum bonuses determined pursuant to the pre-established goals or formulas and will retain sole negative discretion to reduce the amount of any bonus otherwise payable under the Plan. In determining whether the incentive payment to any participant will be reduced, the Compensation Committee will consider such factors as Company performance compared to target business goals and individual contributions compared to established individual performance goals as the Compensation Committee determines to be appropriate and in line with the Company's executive compensation philosophy, other incentive plans, and past practice. In addition, the Compensation Committee may consider whether the financial condition of the Company is such as to preclude any incentive awards for the year based on prudent financial management of the Company. The reduction of an award to one participant shall not result in an increase in the amount paid to any other participant.

c.
Awards will be paid in cash, less applicable tax and other withholdings, in such amounts (consistent with the terms of the Plan) and at such times after the end of the fiscal year (or performance period) as may be determined by the Compensation Committee.

d.
At the discretion of the Compensation Committee, payment of an award or any portion thereof may be deferred until a time established by the Compensation Committee. Deferrals shall be unfunded and shall be made in accordance with guidelines established by the Compensation Committee to ensure that such deferrals comply with applicable requirements of the Code and its regulations. Deferrals shall be initiated by the delivery of a written, irrevocable election by the participant to the Compensation Committee or its nominee. Such election shall be made prior to the date specified by the Compensation Committee. The Compensation Committee may also credit earnings on cash payments that are deferred and set the rates of such interest.

6.
Award Conditions

a.
A participant whose employment ends prior to the completion of the fiscal year (or performance period) due to retirement, disability, death, or disposition of part of the business may be eligible for a prorated award for that fiscal year (or performance period) as determined by the Compensation Committee in its discretion.

b.
A participant whose employment terminates prior to the completion of the fiscal year (or performance period) for reasons other than those listed in a. above will not be eligible for any award for that fiscal year (or performance period).

c.
A participant whose employment terminates for any reason after the end of a fiscal year (or performance period), but prior to the payment of the awards, may be eligible for an award for

2

    that fiscal year (or performance period) as determined by the Compensation Committee in its discretion.

  d.
  A participant who is on an approved unpaid leave of absence during a fiscal year (or performance period) may be eligible for a prorated or full award for that fiscal year (or performance period) as determined by the Compensation Committee in its discretion.

7.
General Provisions

a.
This Plan does not guarantee, explicitly or implicitly, the right to continued employment for participants.

b.
This Plan may be terminated or its provisions changed at any time and for any reason by the Compensation Committee without notice to any participant. No amendment to the Plan will require shareholder approval unless such approval is required by Section 162(m) of the Code.

c.
This Plan shall become effective as of January 1, 2001, subject to shareholder approval of the Plan within twelve months thereafter.

3

ANNUAL MEETING OF SHAREHOLDERS
Thursday, May 17, 2001
10:00 a.m.
Holiday Inn of Alexandria 5637 Hwy 29 South Alexandria, Minnesota
Rural Cellular Corporation P.O. Box 2000 Alexandria, Minnesota 56308-2000	Proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 17, 2001.

The shares of Class A Common Stock you hold in your account will be voted as you specify below.

If no choice is specified, the proxy will be voted "FOR" Items 1, 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint Richard P. Ekstrand and Ann K. Newhall, and each of them, with full power of substitution, to vote your shares of Class A Common Stock on the matters shown on the reverse side and any other matters that may come before the Annual Meeting and all adjournments thereof.

SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

There are two ways to vote your Proxy
Your Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.	COMPANY # CONTROL #
VOTE BY INTERNET — http://www.eproxy.com/rccc/ — QUICK *** EASY *** IMMEDIATE
• Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on Wednesday, May 16, 2001.
• You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above to obtain your records and create an electronic ballot.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to Rural Cellular Corporation, c/o Shareowner Services™, P.O. Box 64873, St. Paul, MN 55164-0873.
If you vote by Internet, please do not mail your Proxy Card

- Please detach here -

--------------------------------------------------------------------------------------------------------------------------------------------------

1.	ELECTION OF THREE DIRECTORS (CLASS I) TO SERVE A TERM OF THREE YEARS: 01 Jeffrey S. Gilbert 02 Marvin C. Nicolai 03 Wesley E. Schultz	/ /	FOR all nominees listed (except as marked to the contrary below):	/ /	WITHHOLD AUTHORITY to vote for all nominees listed.
(Instructions: To withhold authority to vote for any individual nominee, write the number(s) in the box provided to the right.)

2.	PROPOSAL TO APPROVE Management Incentive Plan.	/ /	For	/ /	Against	/ /	Abstain
3.	PROPOSAL TO RATIFY the selection of Arthur Andersen LLP as independent accountants for the Company's 2000 fiscal year.	/ /	For	/ /	Against	/ /	Abstain
This proxy, when properly executed, will be voted as directed or, if no direction, FOR each proposal.
Address Change? Mark Box Indicate changes below:	/ /	I Plan to Attend the Meeting	/ /
Dated:

Signature(s) exactly as your name appears hereon (Note: Executors, guardians, trustees, etc. should add their title as such and where more than one executor, etc. is named, a majority must sign. If the signer is a corporation, please sign full corporate name by a duly authorized officer.)

ANNUAL MEETING OF SHAREHOLDERS
Thursday, May 17, 2001
10:00 a.m.
Holiday Inn of Alexandria 5637 Hwy 29 South Alexandria, Minnesota
Rural Cellular Corporation P. O. Box 2000 Alexandria, Minnesota 56308-2000	Proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 17, 2001.

The shares of Class B Common Stock you hold in your account will be voted as you specify below.

If no choice is specified, the proxy will be voted "FOR" Items 1, 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint Richard P. Ekstrand and Ann K. Newhall, and each of them, with full power of substitution, to vote your shares of Class B Common Stock on the matters shown on the reverse side and any other matters that may come before the Annual Meeting and all adjournments thereof.

SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

There are two ways to vote your Proxy
Your Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.	COMPANY # CONTROL #
VOTE BY INTERNET — http://www.eproxy.com/rccc/ — QUICK *** EASY *** IMMEDIATE
• Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on Wednesday, May 16, 2001.
• You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above to obtain your records and create an electronic ballot.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to Rural Cellular Corporation, c/o Shareowner Services™, P.O. Box 64873, St. Paul, MN 55164-0873.
If you vote by Internet, please do not mail your Proxy Card

- Please detach here -

--------------------------------------------------------------------------------------------------------------------------------------------------

1.	ELECTION OF THREE DIRECTORS (CLASS I) TO SERVE A TERM OF THREE YEARS: 01 Jeffrey S. Gilbert 02 Marvin C. Nicolai 03 Wesley E. Schultz	/ /	FOR all nominees listed (except as marked to the contrary below):	/ /	WITHHOLD AUTHORITY to vote for all nominees listed.
(Instructions: To withhold authority to vote for any individual nominee, write the number(s) in the box provided to the right.)

2.	PROPOSAL TO APPROVE Management Incentive Plan.	/ /	For	/ /	Against	/ /	Abstain
3.	PROPOSAL TO RATIFY the selection of Arthur Andersen LLP as independent accountants for the Company's 2001 fiscal year.	/ /	For	/ /	Against	/ /	Abstain
This proxy, when properly executed, will be voted as directed or, if no direction, FOR each proposal.
Address Change? Mark Box Indicate changes below:	/ /	I Plan to Attend the Meeting	/ /
Dated:

Signature(s) exactly as your name appears hereon (Note: Executors, guardians, trustees, etc. should add their title as such and where more than one executor, etc. is named, a majority must sign. If the signer is a corporation, please sign full corporate name by a duly authorized officer.)

QuickLinks

3905 Dakota Street S.W. Alexandria, Minnesota 56308
RURAL CELLULAR CORPORATION 3905 Dakota Street S.W. Alexandria, Minnesota 56308
TABLE OF CONTENTS
RURAL CELLULAR CORPORATION 3905 Dakota Street S.W. Alexandria, Minnesota 56308
VOTING RIGHTS
BOARD RECOMMENDATIONS
OWNERSHIP OF VOTING SECURITIES
ITEM NO. 1 ELECTION OF DIRECTORS
ITEM NO. 2 APPROVAL OF MANAGEMENT INCENTIVE PLAN
ITEM NO. 3 RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
EXECUTIVE COMPENSATION
CERTAIN TRANSACTIONS
OTHER MATTERS
SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING
COPIES OF REPORT ON FORM 10-K
RURAL CELLULAR CORPORATION AUDIT COMMITTEE CHARTER
Rural Cellular Corporation Management Incentive Plan